A special meeting of each fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
James C. Curvey
Affirmative	2,223,878,258.22	95.930
Withheld	94,344,373.70	4.070
TOTAL	2,318,222,631.92	100.000
Albert R. Gamper, Jr.
Affirmative	2,226,913,660.57	96.061
Withheld	91,308,971.35	3.939
TOTAL	2,318,222,631.92	100.000
George H. Heilmeier
Affirmative	2,226,176,431.22	96.029
Withheld	92,046,200.70	3.971
TOTAL	2,318,222,631.92	100.000
Arthur E. Johnson
Affirmative	2,223,930,782.78	95.933
Withheld	94,291,849.14	4.067
TOTAL	2,318,222,631.92	100.000
Edward C. Johnson 3d
Affirmative	2,216,383,116.34	95.607
Withheld	101,839,515.58	4.393
TOTAL	2,318,222,631.92	100.000
James H. Keyes
Affirmative	2,228,211,223.96	96.117
Withheld	90,011,407.96	3.883
TOTAL	2,318,222,631.92	100.000
Marie L. Knowles
Affirmative	2,225,936,501.94	96.019
Withheld	92,286,129.98	3.981
TOTAL	2,318,222,631.92	100.000
Kenneth L. Wolfe
Affirmative	2,225,664,446.71	96.007
Withheld	92,558,185.21	3.993
TOTAL	2,318,222,631.92	100.000

A Denotes trust-wide proposal and voting results.